Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 33-62561) and the Registration Statements on Form S-8 (Nos. 333-82556, 333-35526, 333-24045, 33-62563, 33-63395, 33-16711, 333-129283, 333-135678, 333-140071, 333-150529, 333-166701 and 333-171135) of Microsemi Corporation of our report dated March 15, 2010, with respect to the consolidated financial statements of Actel Corporation as of January 3, 2010 and January 4, 2009 and for each of the three years in the period ended January 3, 2010, included in this Current Report on Form 8-K/A of Microsemi Corporation.

/s/ Ernst & Young LLP

San Jose, California

January 18, 2011